Exhibit 6.3

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (this “Agreement”) dated December 4, 2017 (the “Effective Date”) by and among MDM Consultants, Inc., a Florida corporation, (“Seller”); and THINKING GREEN, a Nevada corporation, or its assigns (“Buyer”).

RECITALS:

WHEREAS: Seller owns a parcel of land in situated Clark County, Nevada, on Hidden Valley Road, APN: { }, which is unimproved land, as well as certain related real and personal property, which is, collectively, more specifically defined below as the Property; and

WHEREAS: Buyer desires to purchase a 50-acre portion of that Property; and

WHEREAS: Seller has identified the specific portion of the Property that Seller requires for its use (see map Exhibit A). However, the Parties have not yet determined which specific part, of the remaining 79.36 acres, are most appropriate for Buyer’s use; and

WHEREAS: Seller and Buyer have agreed to set forth in this Agreement the terms governing the purchase and sale of the Property.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

PURCHASE AND SALE

1.1       Agreement of Purchase and Sale. Subject to the terms of this Agreement, Seller will sell and Buyer will purchase the Property, the Related Rights, the Tangible Personal Property and the Intangible Personal Property, as such terms are defined in Section 1.2 clauses 1.2.1 through 1.2.9 below.

1.2       Definition of “Property”. For all purposes hereof, the “Property” shall be deemed to include the following real and personal property assets:

1.2.1       Land. The land conveyed shall consist of exactly 50 acres, located in the Moapa, Clark County, Nevada.

1.2.2       Seller has identified 5 acres, closest to the Hidden Valley Road. This land is reserved for Seller’s exclusive use and is excluded from this Agreement and is specified in the map attached as Exhibit A (the “Excluded Acreage”).

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1.2.3       Seller has also identified a total of 74.36 acres that is available to Buyer. 50 acres of that “Available Acreage” will be selected for purchase by Buyer. The “Available Acreage” is specified as Exhibit B (the “Available Acreage”).

1.2.4       Of the 74.36 acres, the “Available Acreage”, the Parties shall agree, subject to the Dispute Resolution procedures (Section 1.3), to designate a specific 50 acres of the “Available Acreage” for purchase under this Agreement (the “Property”). Said 50-acre portion shall be reduced to a map and attached to this Agreement as Exhibit C as soon as the Parties have agreed on the specific dimensions of the 50 acres.

1.2.5       The Property shall be delivered as a separate parcel, with a unique Tax Assessor’s Parcel Number.

1.2.6       Easements and Appurtenances. The rights, easements and appurtenances pertaining to the Land including Seller’s interest (if any) in and to any adjacent streets, alleys or rights-of way (the “Related Rights”);

1.2.7       Improvements. The physical structures on the Land (the “Improvements”);

1.2.8       Tangible Personal Property. Seller’s interest in all tangible personal property located on the Land or within the Improvements, and used exclusively in connection with the ownership, use, maintenance or operation of the Land and the Improvements (the “Tangible Personal Property”);

1.2.9       Contracts; Warranties; Intangibles. Seller’s interest under and to (i) all assignable warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or Tangible Personal Property, (ii) all assignable licenses and permits held by Seller at the time of Closing relating to the operation of the Property (the “Licenses”), and (iii) all environmental studies and reports, promotional materials, surveys, building plans, possessed by Seller and used by Seller exclusively in connection with the Land and the Improvements (items (i) - (iii) are collectively known as the “Intangible Property”).

1.3       Acreage Dispute Resolution Procedure: In the event that the Parties cannot mutually agree on the specific 50 acres to be conveyed, then a panel of three experts shall be assembled, acceptable to both parties, and their decision shall be binding.

1.4       Property Defined. The Land, the Related Rights, the Improvements, the Tangible Personal Property, and the Intangible Personal Property are collectively called the “Property”.

PURCHASE PRICE

2.1       Purchase Price. The purchase price (“Purchase Price”) for the Property is:

ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000 USD)

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2.2       Cash at Closing: Seller shall receive funds at closing.

TITLE AND SURVEY

3.1       Title Examination. No later than 10 days prior to the Inspection Period Termination Date (the “Title Objection Date”), Seller must, at Seller’s expense, cause the Title Company to issue to Buyer an owner’s title insurance commitment (as initially issued to Buyer, the “Title Commitment”) and deliver the Title Commitment to Buyer, along with copies of all exception matters listed in the Title Commitment.

3.2       Survey. On or before the Title Objection Date, Buyer must, at Buyer’s expense, deliver to Seller a survey of the Property (the “Survey”).

3.3       Title Objections; Cure of Title Objections.

3.3.1       Objections. No later than the Title Objection Date, Buyer will notify Seller in writing and in reasonable detail of what objections, if any, Buyer has to the Title Commitment or Survey (the “Title Objections”), other than the Permitted Exceptions (as defined below) to which Buyer is not permitted to object. Prior to notifying Seller of any Title Objections Buyer must endeavor in good faith to cause Title Company to modify and update the Title Commitment to reflect Buyer’s requested corrections and revisions. Failure to so timely notify Seller is deemed a Buyer waiver of Buyer’s rights under this Section 3.3.

3.3.2       Seller Remedies. Seller must notify Buyer no longer than five (5) calendar days after receiving Buyer’s notice of Title Objections under Section

3.3.1 above of whether Seller will cause any Title Objections to be removed from title, insured over or cured (either by endorsement or by “writing over” in a manner satisfactory to Buyer). Seller's failure to provide such notice to Buyer within the required period as to the action Seller will take with respect to any Title Objection is deemed an election by Seller to not remove from title, insure over or cure the Title Objection.

3.3.3       Buyer Termination Right. If Seller so notifies or is deemed to have notified Buyer elected under Section 3.3.2 that Seller will not remove, insure over or cure any or all of the Title Objections, then Buyer has until the Inspection Period Termination Date to notify Seller whether it will (i) proceed with the purchase and acquire the Property subject to the Title Objections and without any reduction in the Purchase Price, in which case the Title Objections are deemed approved, or (ii) terminate this Agreement. Buyer's failure to give Seller such notice shall be deemed to be an election by Buyer under clause (i) above.

3.3.4       No Obligation to Cure. Notwithstanding anything to the contrary, Seller has no obligation to take any steps, bring any action, or incur any costs, effort or expenses whatsoever regarding any Title Objection.

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3.4       Permitted Exceptions. “Permitted Exceptions” includes and refers to: (i) all exceptions to title in the Title Commitment approved or deemed approved by Buyer pursuant to Section 3.3; (ii) the rights and interests of third parties; (iii) Title Company's standard printed exceptions, exclusions and conditions contained in an ALTA Owner's Title Policy; (iv) zoning ordinances and regulations and other laws or regulations governing use or enjoyment of the Property; (v) matters affecting title created by, on behalf of, or with the consent of Buyer; and (vi) liens to secure taxes and assessments not yet due and payable.

INSPECTION

4.1       Right of Inspection.

4.1.1       Seller hereby grants to Buyer and Buyer’s agents, consultants and contractors, subject to the conditions set forth below, the right to enter the Property during the “Inspection Period” commencing on the Effective Date and ending on January 25, 2018 (the “Inspection Period Termination Date”) in order to inspect and evaluate the Property.

Buyer shall have access to the Property during reasonable business hours and upon reasonable prior notice to Seller in order to perform non-invasive inspections and tests on the Property; provided that Buyer must obtain Seller’s advance written approval for the scope and method, described with reasonable specificity, of (i) intrusive, or invasive testing or inspection (including any environmental testing other than a so-called Phase I audit), (ii) any testing or inspection which could alter the physical condition of the Property, will deliver to Seller promptly all information produced or procured by Buyer. Buyer will promptly restore the Property to a condition that is at least as good as its previous condition immediately following any entry, test or inspection.

4.1.2       Buyer is liable for all damage or injury to any person or property resulting from, relating to, or arising out of Buyer’s activities on the Property pursuant to Section 4.1.1, whether due to the acts of Buyer or any person acting by or on behalf of Buyer, and Buyer must keep the Property free and clear of any liens arising from work performed on behalf of Buyer in connection with its inspection activities. Buyer indemnifies, defends and holds harmless Seller and Seller’s agents, property manager, employees, directors, officers, affiliates, interest holders, successors and assigns (collectively, the “Indemnitees”) from and against any and all claims, costs, damages, liabilities or liens of any kind arising out of or due to Buyer’s activities pursuant to Section 4.1.1.

4.1.3       In furtherance of Buyer’s exercise of its inspection rights hereunder, promptly following the Effective Date, Seller will make available to Buyer for Buyer’s review copies of environmental and engineering studies, operating statements and other financial materials, correspondence, existing title insurance documents, surveys and site plans, warranties and other documentation in Seller’s possession and reasonably relevant to Buyer’s evaluation of the Property. Buyer’s access to and use of such materials is subject to the confidentiality provisions set forth in Section 4.3 below.

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4.2       Insurance Requirement. Before Buyer may enter the Property, Buyer must provide Seller with a certificate of insurance naming Seller (and any other persons designated by Seller) as an additional insured and with an insurer satisfactory to Seller and with insurance limits in a minimum amount of $1 million of personal injury and property damage liability coverage, including contractual liability).

4.3       Confidentiality. Unless Seller specifically and expressly otherwise agrees in writing, Buyer agrees that (a) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Buyer utilizing any information acquired in whole or in part through the exercise of Buyer’s inspection rights; and (b) all information (the “Proprietary Information”) regarding the Property of whatsoever nature made available to Buyer by Seller or Seller’s agents or representatives, is confidential and shall not be disclosed to any other person except those assisting Buyer with the transaction, or Buyer’s lender, if any, and then only upon Buyer making such persons aware of the confidentiality restriction and procuring such persons’ agreement to be bound thereby. Buyer agrees not to use, or allow to be used, any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-closing. Further, if Closing does not occur for any reason whatsoever, Buyer agrees to return to Seller, or cause to be returned to Seller, all Proprietary Information. The provisions of this Section 4.3 shall survive any termination of this Agreement.

4.4       Contact with Governmental Authority. Buyer shall not disclose any information about the environmental condition of the Property to, or contact, any governmental authority having jurisdiction over the Property regarding environmental matters that come to Buyer’s attention in the course of its inspections without the prior written consent of Seller, unless otherwise required by law. In the event such disclosure is required by law, Seller shall have the right, but not the obligation, to elect to satisfy such obligation by making the required disclosure. Routine searches of government data bases or other typical inquiries made by an environmental consultant in the course of a Phase I audit are not subject to the restriction set forth in this Section 4.4.

4.5       Sale of Property “As-Is”. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES IN SECTION 6.1 AND ANY WARRANTY CONTAINED IN THE DEED TO BE PROVIDED BY SELLER AT CLOSING (COLLECTIVELY, THE “WARRANTIES”), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PROPERTY AT CLOSING ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS AND ANY AND ALL LATENT AND PATENT DEFECTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR THE WARRANTIES.

4.6       Right of Termination. Seller agrees that Buyer may terminate this agreement for any reason or no reason by giving written notice to Seller on or before the Inspection Period Termination Date. Upon such termination, Seller and Buyer will have no further rights and obligations hereunder except those which expressly survive termination of this Agreement. Failure to timely deliver a termination notice is deemed a Buyer waiver of Buyer’s rights to terminate under this Section 4.6 and agreement to consummate the purchase of the Property subject only to the satisfaction of Seller’s closing obligations as set forth in Section 5.2 below.

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CLOSING

5.1       Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will be held by escrow deliveries to the Escrow Agent and the closing of escrow on June 1, 2018 or such earlier date or extended date as Buyer and Seller mutually agree upon (the “Closing Date”).

5.2       Seller’s Closing Obligations. Not later than one (1) business day prior to the Closing Date, Seller shall deposit the following items into escrow with the Escrow Agent:

5.2.1       Deed. A duly executed warranty grant deed in substantially the form attached as Exhibit D (the “Deed”);

5.2.2       Authority. Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

5.2.3       FIRPTA. An affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, in the form attached as Exhibit E;

5.2.4       Title Affidavit. A title insurance affidavit, if required by the Title Company, duly executed by Seller, in form and content satisfactory to Seller and Title Company and sufficient to allow the Title Company to remove the standard exceptions from the Title Commitment;

5.2.5       Closing Statement. An executed counterpart settlement statement setting forth the amounts paid by or on behalf of or credited to Buyer and Seller; and

5.2.6       Other Items. Deliver such additional documents as shall be reasonably requested by the Title Company or required to consummate the transactions contemplated by this Agreement.

At the Closing, Seller also shall deliver to Buyer:

5.2.7       Property Items. All keys and original copies of licenses and permits if any, in Seller’s possession, together with material property files and records which are in Seller’s possession (provided that Seller may retain copies of any such files and documents as it deems necessary); and

5.2.8       Occupancy. Possession and occupancy of the Property subject to the Permitted Title Exceptions.

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5.3       Buyer’s Closing Obligations. No later than 12:00 Noon Pacific Time on the Closing Date, Buyer will deliver into Escrow with the Escrow Agent the following items:

5.3.1       Purchase Price. The Purchase Price, plus or minus credits and prorations, deposited by Buyer with the Escrow Agent for credit into the Escrow Agent’s escrow account;

5.3.2       Board Resolution. A resolution by the Board of Directors of Thinking Green or its assigns authorizing the purchase of the Property and assumption of the indebtedness;

5.3.3       Authority. Such evidence as Seller or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;

5.3.4       Closing Statement. An executed counterpart settlement statement setting forth the credits and debits attributable to the Buyer and Seller; and

5.3.5       Other Items. Such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement.

5.4       Credits and Prorations. All income and expenses in connection with the operation of the Property shall be apportioned, as of 11:59 p.m. (local time) on the day prior to the Closing Date. Prorated and credited items shall include, without limitation, the following:

5.4.1       Taxes. General, special, ad valorem, personal property, and other property taxes and assessments imposed by any governmental authority and any association assessments, fees and dues (collectively, the “Taxes”) for the then-current calendar year should be prorated. If the Closing Date occurs prior to the receipt by Seller of all tax bills for the calendar year, Buyer and Seller will prorate Taxes for such calendar year based on the previous year and a post-closing “true-up” shall take place once all tax bills for the calendar year are received. Buyer will pay all increases in Taxes due to the change in ownership or use of the Property, and the same will not be prorated.

5.4.2       Utilities. All utility bills for the Property shall be prorated. In the event Seller has not received utility bills through the Closing Date, utilities shall be prorated based on the most recent bills and a post-closing “true-up” shall take place within ninety (90) days of Closing. Buyer shall pay to Seller all utility deposits paid by Seller with respect to the Property.

5.4.3       Service Contracts. All payments required under the Service Contracts shall be prorated.

5.4.4       Additional Items. Any other operating expenses or other items pertaining to the Property which are customarily prorated between a buyer and a seller in comparable commercial transactions in the area in which the Property is located shall be prorated according to local custom.

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5.5       Closing Costs.

5.5.1       At Closing, Buyer shall pay (a) the cost of any endorsements to the Title Policy, (b) the cost of any updates or recertifications to the Existing Survey or any other reports relating to the Property, (c) fifty percent (50%) of any transfer taxes or similar taxes or charges imposed upon the deed conveyance contemplated under this Agreement, (d) fifty percent (50%) of any charges of Escrow Agent acting in its capacity as escrow agent, (e) all costs of recording other than those for which Seller is responsible as described in Section 5.5.2 (i) below, and (f) all costs, expenses or charges in connection with any loan or financing obtained by Buyer, including, without limitation, the cost of any lender's policy of title insurance and any endorsements relating thereto issued to any lender of Buyer. Buyer shall pay its own attorneys’ fees.

5.5.2       At Closing, Seller shall pay (i) the cost of recording instruments to release any Seller financings or to cure other title matters Seller has elected to cure, (ii) fifty percent (50%) of any transfer taxes or similar taxes or charges imposed upon the deed conveyance contemplated under this Agreement, (iii) fifty percent (50%) of any charges of Escrow Agent acting in its capacity as escrow agent, (iv) the cost of the standard title premium for the Title Policy (excluding any costs in Section 5.5.1 (a) and (f) above) and (v) the cost of the Broker. Seller shall pay its own attorneys’ fees.

5.6       Conditions to Closing. Seller’s and Buyer’s obligations to consummate the transactions contemplated by this Agreement are conditioned upon fulfillment of the following conditions, each of which may be waived by the party whose obligation to close is conditioned on the fulfillment of such condition:

5.6.1       Representations and Warranties. All of the representations and warranties of the other party shall be true and correct in all material respects, subject to permitted changes in facts or circumstances pursuant to this Agreement, both as of the date of this Agreement and as of the Closing Date.

5.6.2       Conditions Precedent. All other conditions precedent to each party’s obligation to consummate the transactions contemplated by this Agreement shall have been satisfied on or before the date of Closing.

Should any of the foregoing conditions benefiting a party have not been satisfied by the Closing Date and so long as that party is not in default under this Agreement, such party may either (i) terminate this Agreement by written notice to the other party or (ii) extend the Closing Date by up to ten (10) business days to allow the other party to satisfy the condition. Upon such termination, the parties shall have no further rights, duties or obligations under this Agreement, other than those which are expressly provided in this Agreement to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Buyer or Seller, then Buyer’s and Seller’s respective rights, remedies and obligation shall be determined in accordance with Binding Arbitration, Section 10.14.

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REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1       Representations and Warranties of Seller. Seller represents and warrants the following statements are true on the date of this Agreement and shall be true and correct on the Closing Date.

6.1.1       Authority. Seller is duly organized and validly exists as corporation under the laws of the Florida, and is qualified to do business in the state in which the Property is located. Seller has the right and authority to enter into this Agreement and to transfer the Property pursuant to this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so. This Agreement has been duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

6.1.2       Pending Actions. There is no agreement to which Seller is a party or, to Seller's knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller's knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.

6.1.3       Condemnation. To Seller’s knowledge, no condemnation proceedings are pending against the Property, nor has any written notice from a governmental authority threatening condemnation been received.

6.1.4       FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986.

6.1.5       Bankruptcy. Seller has not filed for itself any petition under Federal bankruptcy law or any Federal or state insolvency laws.

6.1.6       Environmental. To Seller’s knowledge, Seller has not caused the Property to be in violation of, and Seller has received no written notice from a governmental authority with jurisdiction over the Property that the Property is in violation of, any Environmental Law. For purposes hereof, (i) “Environmental Law” means any Federal, state, local or administrative agency law, rule, regulation, ordinance or order relating to Hazardous Materials (as defined below), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et. seq.) and the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et. seq.); and (ii) “Hazardous Material” means any substance, chemical, waste or other material listed as “hazardous” or “toxic” under any Environmental Law, including, without limitation, petroleum and petroleum byproducts.

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6.2       Knowledge Defined. References to the “knowledge” of a party shall refer only to the current and actual knowledge, without investigation or inquiry, on the Effective Date of Seller’s Designated Representatives and Buyer’s Designated Representatives (as hereinafter defined), as applicable. The term “Seller’s Designated Representatives” shall refer to the following persons: (i) Vince Liguori and (ii) Steven Szostek. The term “Buyer’s Designated Representatives” shall refer to the following persons: (i) Richard Ham and (ii) David Syme. In no event shall either party have any personal claim against the other parties’ Designated Representatives as a result of the reference thereto in this Article 6.

6.3       Seller’s Covenants. Seller covenants with Buyer, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:

6.3.1       Operation of Property. Seller shall operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the Effective Date, ordinary wear and tear, casualty and condemnation excepted.

6.3.2       Provide Copies of Notices. Seller shall furnish Buyer with a copy of all notices received by Seller from any governmental authority or other party of any alleged violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) business days following Seller’s receipt thereof.

6.3.3       Execution of New Contracts. After the Inspection Period, Seller shall not, without Buyer’s prior written consent in each instance, materially amend or terminate any of the Service Contracts. After the Effective Date, Seller shall not, without Buyer’s prior written consent in each instance, enter into (i) any contract or agreement that will be an obligation affecting the Property or binding on Buyer after the Closing and which is not terminable upon 90 days notice or less, or (ii) any new lease. Each such new service contract or lease entered into by Seller shall constitute a “Service Contract”, respectively, for purposes of this Agreement.

6.3.4       Consents and Permissions. Seller has obtained all consents and permissions required under any covenant, agreement, encumbrance, law or regulation by which Seller or the Property is bound

6.4       Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the following statements are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

6.4.1       Buyer’s Authority. Buyer is duly organized and validly exists as corporation under the laws of the State of Nevada, and is qualified to do business in the state in which the Property is located. Buyer has the right and authority to enter into this Agreement. The person signing this Agreement on behalf of Buyer is authorized to do so. The execution and delivery of this Agreement or any other document in connection with the transactions contemplated by this Agreement will not violate any provision of Buyer’s organizational documents or of any regulations or laws to or by which Buyer is bound. This Agreement has been duly authorized, executed and delivered by Buyer, is a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms.

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6.4.2       Conflicts and Pending Actions. There is no contract to which Buyer is a party or that is binding on Buyer which is in conflict with this Agreement. To Buyer’s knowledge, there is no action or proceeding pending or threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

6.4.3       Financial Status. Buyer is solvent, has not made an assignment for the benefit of creditors and has not filed any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, nor has any such proceeding been instituted by or against Buyer.

6.4.4       ERISA. Buyer neither is nor is acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3101 of any such employee benefit plan or plans.

6.4.5       Compliance Representations and Warranties. As of the date of this Agreement and as of the Closing Date, Buyer represents and warrants as follows:

(a)       Buyer’s funds are derived from legitimate business activities that do not violate any applicable law and are from lawful and permissible sources.

(b)       Buyer is not a person with whom Seller is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Buyer or any party that has ownership in or control over Buyer (each, a “Buyer Party”) being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

RISK OF LOSS

8.1       Condemnation. If, prior to Closing, a governmental authority initiates action to take the Property or a portion thereof by eminent domain proceedings, Buyer may either (a) terminate this Agreement without further liability to Buyer and neither party shall have any obligation to the other under this Agreement, except as expressly provided herein or (b) continue to Closing. Should Buyer elect under clause (b), then Buyer shall have the right to consult with Seller regarding the eminent domain proceedings and at Closing Buyer will be assigned the award of the condemning authority.

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8.2       Casualty. Except as provided in Article 4, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until Closing. If, between the Effective Date and the Closing Date, the Property suffers Material Damage, then Seller shall promptly notify Buyer. Buyer may elect, by written notice delivered to Seller within fifteen (15) days after receipt of such notice, either to (a) terminate this Agreement upon which neither party shall have any further obligation to the other except as may be expressly provided herein, or (b) continue to Closing and award any insurance proceeds resulting from the Material Damage to Buyer (but only to the extent that the proceeds do not exceed the Purchase Price and provided that Seller shall be entitled to retain any business interruption insurance proceeds that are applicable to the period prior to the Closing Date). The Closing Date may be extended as necessary to permit Buyer and Seller the full fifteen (15) days. “Material Damage” means damage costing in Seller’s Judgment [$_____________] or more to repair. If Buyer does not terminate this Agreement in the case of Material Damage, Seller shall assign to Buyer at the Closing its right to recover under any insurance policies covering such damage (but only to the extent that the proceeds do not exceed the Purchase Price and provided that Seller shall be entitled to retain any business interruption insurance proceeds that are applicable to the period prior to the Closing Date) and shall pay Buyer at the Closing the amount of the deductible or other self-insured retention, if any. If between the Effective Date and the Closing Date, the Property suffers damage which is not Material Damage, Seller shall, at Seller’s option, either (i) repair such damage at its expense, to the reasonable approval of Buyer prior to the Closing (and if such repair cannot reasonably be completed prior to the Closing, Seller shall have the right to extend the Closing Date until such repairs are completed), or (ii) convey the Property to Buyer without making such repairs and assign to Buyer all insurance proceeds payable on account of such damage (but only to the extent that the proceeds do not exceed the Purchase Price and provided that Seller shall be entitled to retain any business interruption insurance proceeds that are applicable to the period prior to the Closing Date).

ESCROW AGENT

9.1       Exculpation of Escrow Agent. It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its willful misconduct or negligence, so long as Escrow Agent is acting in good faith. Seller and Buyer do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder.

9.2       Execution by Escrow Agent. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this Article 9. Escrow Agent’s consent to any modification or amendment of this Agreement other than this Article 9 shall not be required.

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MISCELLANEOUS

10.1     Assignment. Neither Buyer nor Seller may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. Notwithstanding the foregoing, Buyer shall have the right, without the consent of the Seller, to assign this Agreement to an entity controlled by Buyer (a "Permitted Assign"). No assignment shall release the Buyer herein named from any obligation or liability under this Agreement.

10.2     Confidentiality. Subject to Section 4.3, neither Buyer nor Seller shall make any public announcement or disclosure of this Agreement or any information related to this Agreement nor any of their representatives, lenders, agents, brokers, employees or managers, to any outside brokers or to third parties prior to the Closing, without the prior written consent of Seller or Buyer, which consent shall be in Seller's or Buyer's sole and absolute discretion.

10.3     Brokers. Each party represents to the other that the representing party has incurred no liability for any finder’s fee or a brokerage commission arising from or relating to the transactions contemplated by this Agreement. Each of Seller and Buyer indemnifies, defends and holds harmless the other party from and against any and all liability, cost, damage or expense on account of any brokerage commission or finder’s fee it has agreement to pay. This indemnification survives the termination of this Agreement.

10.4     Notices. Any notice required under this Agreement must be in writing and shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier, (b) sent by facsimile or email with confirmed transmission, in which case notice shall be deemed delivered upon receipt, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by facsimile, email or personal delivery and delivered after 5:00 p.m. Las Vegas, Nevada time shall be deemed received on the next Business Day. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are required (to the extent identified herein) to effect notice, and a failure to give or receive copies of any notice shall be deemed a failure to give notice.

If to Buyer:	Thinking Green
Attention: Richard Ham
170 S. Green Valley Parkway, Ste. 300
Henderson, NV 89012
Telephone: 702 202-0068
Email: Richard@ThinkingGreen-USA.com

If to Seller:	MDM Consultants, Inc.
Attention: { }
{ }
{ }
{ }{ }

Purchase and Sale Agreement	Page 13 of 21

If to Escrow Agent/Title Company:
{ }
Attention: { }
{ }
{ }
Telephone: { }
Facsimile: { }
Email: { }

10.5     General Provisions. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

10.6     Governing Law. This Agreement is governed by the laws of the state in which the Property is located. All actions or claims arising out of or in connection with this Agreement or any other actions or claims between the parties hereto shall be brought only in state court in the county in which the Property is located.

10.7     Representation: David M. Syme, is a California licensed attorney; however, Mr. Syme is not acting as counsel and has no fiduciary relationship to any of the Parties. Mr. Syme is also a licensed California Real Estate Broker; however, he is not advising, nor representing any of the Parties in his capacity as a Broker. The Parties are encouraged to seek independent counsel regarding this Agreement, to provide legal and real estate advice and to represent their interests.

10.8     Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.9     Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement.

10.10   Time. Time is of the essence; however, if the date for performance of any action under this Agreement shall fall on a Saturday, Sunday or legal holiday, such action shall, and may, be performed on the next succeeding business day which is not a Saturday, Sunday or legal holiday.

10.11   Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended to limit or define the text of any section or subsection.

Purchase and Sale Agreement	Page 14 of 21

10.12   Exhibits. The following exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Exhibit A – Map of Excluded Acreage

Exhibit B – Map of Available Acreage

Exhibit C – Map and Legal Description of the Property

Exhibit D – Form of Deed

Exhibit E – FIRPTA

10.13   Entire Agreement. This Agreement, including Exhibits, contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings between the parties pertaining to such subject matter and may not be amended except in writing, signed by both Seller and Buyer.

10.14   Binding Arbitration: Should either Seller or Buyer file an action to enforce this Agreement, such dispute shall by subject to Binding Arbitration, before a single arbitrator, to be held in Las Vegas, Nevada. Each party to bear its own costs and attorney fees.

10.15   Survival. All provisions of this Agreement which are not fully performed as of Closing shall survive Closing; provided, however, that the representations and warranties of Seller contained in Section 6.1, and the representations and warranties of Buyer contained in Section 6.4 shall survive Closing for a period of twenty-four (24) months (the “Limitation Period”).

10.16   No Recordation. None of this Agreement, any Memorandum of Agreement or any notice relating to the Agreement may be recorded in any public records.

10.17   Merger. Except as expressly provided in this Agreement, all rights of Buyer will merge into the deed and other instruments delivered by Seller at Closing, and will not survive Closing.

10.18   Jury Trial Waiver. THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION CONTEMPLATED UNDER THE AGREEMENT OR ANY COURSE OF DEALINGS OR ACTIONS BY THE PARTIES RELATING TO THIS AGREEMENT. THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO EXECUTE THIS AGREEMENT AND SURVIVES CLOSING UNDER OR TERMINATION OF THIS AGREEMENT.

10.19   Limitation on Liability. No Member, partner, director, officer, shareholder, employee, advisor, agent, attorney, or manager in or of Seller (each, a “Seller Party”) has any personal liability, directly or indirectly, under this Agreement. Buyer and Buyer’s successors and assigns and all other interested parties are entitled only to, and shall only, look to Seller’s interest in the Property (and the proceeds thereof) for the payment of any claim or for any performance, and Buyer waives all other rights relating thereto. These limitations are in addition to, and not in limitation of, any other Seller limitation of liability.

(Signature Page to Purchase and Sale Agreement on next page)

Purchase and Sale Agreement	Page 15 of 21

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

MDM CONSULTANTS, INC.

AND

THINKING GREEN

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

MDM Consultants, Inc., a Florida corporation

By:    /s/ Signature

Name:     {                                            }

Title:     Secretary and Shareholder

BUYER:

Thinking Green, a Nevada corporation

By:   /s/ Richard Ham

Name:     Richard Ham

Title:       President

Escrow Agent has executed this Agreement for the limited purposes set forth in this Agreement.

ESCROW AGENT

{                                                             }:

_____________, a ____________

By:       /s/ Signature

Name:

Title:      Escrow Officer

Purchase and Sale Agreement	Page 16 of 21

EXHIBIT A

Map of Excluded Acreage

Purchase and Sale Agreement	Exhibit A

EXHIBIT B

Map of Available Acreage

Purchase and Sale Agreement	Exhibit B

EXHIBIT C

Map and Legal Description of the Property

Purchase and Sale Agreement	Exhibit C

EXHIBIT D

Form of Deed

Purchase and Sale Agreement	Exhibit D

EXHIBIT E

FIRPTA

Purchase and Sale Agreement	Exhibit E